Exhibit 10.1

Eagle Pharmaceuticals, Inc.

Amended and Restated Severance Benefit Plan

Section 1.              Introduction.

The Eagle Pharmaceuticals, Inc. Amended and Restated Severance Benefit Plan (the “Plan”) was originally established effective as of December 10, 2019, and amended effective as of December 9, 2022 (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance and/or change in control benefits to eligible employees of Eagle Pharmaceuticals, Inc. (the “Company”). This Plan document also is the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a)            “Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b)            “Base Salary” means base pay (excluding incentive pay, premium pay, draws, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to an employee’s right to a resignation for Good Reason (if applicable).

(c)            “Cause” means, with respect to a particular employee, the meaning ascribed to such term in any written employment agreement, offer letter or similar agreement between such employee and the Company defining such term, and, in the absence of such agreement, has the meaning ascribed to such term in the Equity Plan. The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion.

(d)            “Change in Control” has the meaning ascribed to such term in the Equity Plan.

(e)            “Change in Control Period” means the period commencing three months prior to the Closing of a Change in Control and ending 12 months following the Closing of a Change in Control.

(f)            “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(g)            “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h)            “Committee” means the Board of Directors or the Compensation Committee of the Board of Directors of the Company.

(i)            “Company” means Eagle Pharmaceuticals, Inc. or, following a Change in Control, the surviving entity resulting from such event.

(j)            “Covered Termination” means, with respect to an employee, a termination of employment that is due to (1) a termination by the Company without Cause (and other than as a result of the employee’s death or Disability) or (2) the employee’s resignation for Good Reason.

(k)            “Death or Disability Termination” means, with respect to an employee, a termination of employment that is due to the employee’s death or Disability.

(l)            “Disability” means an employee satisfies (i) the requirements for benefits under the Company’s long-term disability plan, as determined by the third-party long-term disability insurance carrier or (ii) if the Company does not have a long-term disability plan, the requirements for Social Security disability benefits, as determined by the Social Security Administration.

(m)           “Eligible Employee” means an employee of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

(n)            “Equity Plan” means the Eagle Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended from time to time.

(o)            “Good Reason” for an employee’s resignation means, notwithstanding the meaning ascribed to such term (or similar term) in any written agreement between such employee and the Company, that one or more of the following are undertaken by the Company (or successor to the Company, if applicable) without such employee’s express written consent:

(i) a material reduction in such employee’s annual base salary, which employee agrees is a reduction of at least 10% of such employee’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees);

(ii) a material diminution in such employee’s authority, duties, or responsibilities, including, solely with respect to the Company’s Chief Executive Officer, a requirement that such employee report to a corporate officer or employee instead of reporting directly to the board of directors of the Company (or, if applicable, the successor the Company or similar governing body if such successor is an entity other than a corporation);

(iii) a relocation of such employee’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such employee’s one-way commute by more than 50 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); provided that if such employee’s principal place of employment is the employee’s personal residence, this clause (iii) shall not apply and provided that if the employee works remotely during any period in which such employee’s regular principal place of employment at a Company office is closed or attendance is optional, then neither employee’s relocation to remote work or back to the office from remote work will be considered a relocation of such employee’s principal place of employment with the Company for purposes of this definition; or

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(iv) a material breach by the Company of any provisions of this Plan or any other material written agreement between such employee and the Company concerning the terms and conditions of such employee’s employment with the Company.

In addition, in each case (i) through (iv) described above, in order for the employee’s resignation to be deemed to have been for Good Reason, the employee must first give the Company written notice of the action or omission giving rise to “Good Reason” within 30 days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within 30 days after receipt of such notice (the “Cure Period”), and the employee’s resignation must be effective not later than 30 days after the expiration of such Cure Period.

(p)            “Participation Agreement” means an agreement between an employee and the Company in substantially the form of Appendix A attached hereto, and which may include such other terms as the Committee deems necessary or advisable in the administration of the Plan.

(q)            “Plan Administrator” means the Committee prior to the Closing and the Representative upon and following the Closing, as applicable.

(r)            “Proprietary Agreement” has the meaning ascribed to such term in an Eligible Employee’s Participation Agreement.

(s)            “Representative” means one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 7(a).

(t)            “Section 409A” means Section 409A of the Code and any state law of similar effect.

Section 2.              Eligibility for Benefits.

(a)            Eligible Employee. An individual is eligible to receive benefits under the Plan if (i) the Committee (or its authorized designee) has designated such individual as an employee of the Company who is eligible to participate in the Plan by providing such person with an Participation Agreement; (ii) such employee has signed and returned such Participation Agreement to the Company within the time period required therein; and (iii) such employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an individual is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

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(b)            Release Requirement. Except as otherwise provided in an individual Participation Agreement, in order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release, in such a form as provided by the Company (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination or Death or Disability Termination.

(c)            Plan Benefits Supersede Prior Benefits. For each Eligible Employee, this Plan shall supersede the Company’s Officer Severance Benefit Plan effective August 4, 2015 and except as explicitly stated otherwise in this Plan or an individual Participation Agreement, any change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Employee and any change in control or severance benefits in any individually negotiated employment contract or other agreement between the Company and an Eligible Employee, including but not limited to any individual equity award vesting acceleration benefit letter agreement between the Company and such Eligible Employee. Notwithstanding the foregoing, the Eligible Employee’s outstanding equity awards covering Company common stock shall remain subject to the terms the Equity Plan or other applicable equity plan under which such awards were granted that may apply upon a Change in Control and/or termination of such employee’s service and no provision of this Plan shall be construed as to limit the actions that may be taken, or to violate the terms, thereunder.

(d)            Exceptions to Severance Benefit Entitlement. Except as otherwise provided in an Individual Participation Agreement, an employee who otherwise is an Eligible Employee will not receive severance benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1)            The employee is terminated by the Company for any reason or voluntarily terminates employment with the Company in any manner, and in either case, such termination does not constitute a Covered Termination or a Death or Disability Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2)            The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

(3)            The employee is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the employee substantially the same level of responsibility and compensation and would not give rise to the employee’s right to a resignation for Good Reason.

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(4)            The employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to a resignation for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets. For the avoidance of doubt, an employee who becomes immediately reemployed as described in this Section 2(d)(4) by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control shall continue to be an Eligible Employee following the date of such reemployment.

(5)            The employee is rehired by the Company or an Affiliate and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.

(e)            Termination or Reduction of Severance Benefits. An Eligible Employee’s right to receive severance benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Employee is receiving severance benefits under the Plan, the Eligible Employee

(1)            without the prior written approval of the Plan Administrator willfully breaches any material statutory, common law, or contractual obligation to the Company or an Affiliate (including, without limitation, the contractual obligations set forth in the Proprietary Agreement and any other confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, or similar type agreement between the Eligible Employee and the Company, as applicable);

(2)            fails to enter into the terms of the Proprietary Agreement; or

(3)            without the prior written approval of the Plan Administrator, engages in a Prohibited Action (as defined below). In addition, if benefits under the Plan have already been paid to the Eligible Employee and the Eligible Employee subsequently engages in a Prohibited Action during the Prohibited Period (or it is determined that the Eligible Employee engaged in a Prohibited Action prior to receipt of such benefits), any benefits previously paid to the Eligible Employee shall be subject to recoupment by the Company on such terms and conditions as shall be determined by the Plan Administrator, in its sole discretion. The “Prohibited Period” shall commence on the date of the Eligible Employee’s Covered Termination and continue for the number of months corresponding to the severance period set forth in such Eligible Employee’s Participation Agreement. A “Prohibited Action” shall occur if the Eligible Employee: breaches a material provision of the Proprietary Agreement and/or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition set forth in the Eligible Employee’s employment agreement, offer letter, any other written agreement between the Eligible Employee and the Company, or under applicable law.

Section 3.              Amount of Benefits.

(a)            Benefits in Participation Agreement. Benefits under the Plan shall be provided to an Eligible Employee as set forth in the Participation Agreement.

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(b)            Additional Benefits. Notwithstanding the foregoing, the Plan Adminsitrator may, in its sole discretion, provide benefits to individuals who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other individual, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(c)            Certain Reductions. In addition to Section 2(e) above, the Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a business closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law or (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any severance benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

Section 4.              Return of Company Property.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property and satisfies any outstanding indebtedness such Employee has to the Company in full. For this purpose, “Company Property” means all Company paper and electronic documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession or control at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). As a condition to receiving benefits under the Plan, an Eligible Employee must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, an Eligible Employee is not required to return his or her personal copies of documents evidencing the Eligible Employee’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.

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Section 5.              Time of Payment and Form of Benefits.

The Company reserves the right in the Participation Agreement to specify whether payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. All benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with an Eligible Employee’s termination of employment unless and until the Eligible Employee has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Employee without causing the Eligible Employee to incur the adverse personal tax consequences under Section 409A.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any severance benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such severance benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

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In no event shall payment of any severance benefits under the Plan be made prior to an Eligible Employee’s termination date or prior to the effective date of the Release. If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of severance benefits under this Plan, any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that severance payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Employee’s Release, the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

Section 6.              Transfer and Assignment.

The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.

Section 7.              Right to Interpret and Administer Plan; Amendment and Termination.

(a)            Interpretation and Administration. Prior to the Closing, the Committee shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees. Any references in this Plan to the “Committee” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

(b)            Amendment. The Plan Administrator reserves the right to amend this Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular employee who is or may be adversely impacted by such amendment and has an effective Participation Agreement without the written consent of such employee.

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(c)            Termination. Unless otherwise extended by the Committee, the Plan will automatically terminate following the earlier of (i) satisfaction of all the Company’s obligations under the Plan and (ii) the three year anniversary of the Effective Date. The Committee may terminate the Plan at any time earlier than the time described in the preceding sentence, however, any earlier termination of the Plan will not be effective as to a particular employee who is or may be adversely impacted by such termination and has an effective Participation Agreement without the written consent of such employee.

Section 8.              Clawback; Recovery.

All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.

Section 9.              Mitigation.

Except as otherwise specifically provided in the Plan, an Eligible Employee will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Eligible Employee’s termination of employment with the Company.

Section 10.            No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. This Plan does not modify the at-will employment status of any Eligible Employee.

Section 11.            Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of New Jersey.

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Section 12.           Claims, Inquiries and Appeals.

(a)            Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Eagle Pharmaceuticals, Inc.

Human Resources Department

50 Tice Boulevard, Suite 315

Woodcliff Lake, NJ 07677

(b)            Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)            the specific reason or reasons for the denial;

(2)            references to the specific Plan provisions upon which the denial is based;

(3)            a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)            an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

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(c)            Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Eagle Pharmaceuticals, Inc.

50 Tice Boulevard, Suite 315

Woodcliff Lake, NJ 07677

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)            Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)            the specific reason or reasons for the denial;

(2)            references to the specific Plan provisions upon which the denial is based;

(3)            a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)            a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)            Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

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(f)            Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 12, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA. Any legal action filed pursuant to ERISA Section 502(a) must be filed within one year of the date of the Plan Administrator’s denial of the Eligible Employee’s claim on appeal, and in the U.S. District Court for the District of New Jersey.

Section 13.            Basis of Payments to and from Plan.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 14.            Other Plan Information.

(a)            Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 20-8179278. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 104.

(b)            Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)            Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Eagle Pharmaceuticals, Inc.

Attention to: Chief Executive Officer

50 Tice Boulevard, Suite 315

Woodcliff Lake, NJ 07677

In addition, service of legal process may be made upon the Plan Administrator.

(d)            Plan Sponsor. The “Plan Sponsor” is:

Eagle Pharmaceuticals, Inc.

50 Tice Boulevard, Suite 315

Woodcliff Lake, NJ 07677

(201)326-5300

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(e)            Plan Administrator. The Plan Administrator is the Committee prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:

Eagle Pharmaceuticals, Inc.

50 Tice Boulevard, Suite 315

Woodcliff Lake, NJ 07677

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 15.            Statement of ERISA Rights.

Participants in this Plan (which is a welfare benefit plan sponsored by Eagle Pharmaceuticals, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)            Receive Information About Your Plan and Benefits

(1)            Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2)            Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(3)            Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

(b)            Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)            Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

13.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)            Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

14.

Appendix A

Eagle Pharmaceuticals, Inc.

Amended and Restated Severance Benefit Plan

Participation Agreement

Name:

Section 1.	Eligibility.

You have been designated as eligible to participate in the Eagle Pharmaceuticals, Inc. Amended and Restated Severance Benefit Plan (the “Plan”), a copy of which is attached to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. Except as otherwise provided below, you will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms. Notwithstanding the schedule for provision of benefits as set forth below, the schedule and timing of payment of any benefits under this Agreement is subject to any delay in payment that may be required under Section 5 of the Plan.

Section 2.	Change in Control Severance Benefits.

If you are terminated in a Covered Termination that occurs during the Change in Control Period, you will receive the severance benefits set forth in this Section 2. All severance benefits described herein are subject to standard deductions and withholdings.

(a)            Base Salary Payment. You shall receive a cash payment in an amount equal to [______] months1 (the “CIC Severance Period”) of payment of your Base Salary. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

(b)            Bonus Payment. You will be entitled to a cash payment in an amount equal to [__]2 times the greater of (i) the annual target cash bonus established for you pursuant to the annual performance bonus or annual variable compensation plan established by the Committee (or any authorized committee or designee thereof) for the year in which your Covered Termination occurs and (ii) the actual annual cash bonus earned by you from the Company for the year prior to the year in which your Covered Termination occurs. For the avoidance of doubt, the annual bonus for purposes of calculating the foregoing benefit will be calculated as if you had provided services to the Company for the entire applicable year and ignoring any reduction in your Base Salary that would give rise to your right to resignation for Good Reason. Such payment shall be paid in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

1 24 months for CEO; 18 months for other participants.

2 2 for CEO; 1.5 for other participants.

(c)            Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Covered Termination date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the CIC Severance Period following the date of your Covered Termination, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(d)            Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option, unit or other stock award, as applicable, that you hold covering Company common stock that vests solely subject to your continued service with the Company over time (each, an “Time-Vesting Equity Award”) shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any Equity Award granted to you shall lapse in full. If you hold outstanding unvested equity awards covering Company common stock that vest based on performance goals over a performance period that has not ended as of the Covered Termination (each, a “Performance Equity Award”), such award shall be governed by the terms of the individual grant notice and award agreements evidencing such awards. Notwithstanding anything to the contrary set forth herein, all of your Time-Vesting Equity Awards and Performance Equity Awards (together, the “Equity Awards”) shall remain subject to the terms of the Equity Plan (or other applicable Company plan).

2.

(e)            Extension of Post-Termination Exercise Period. All outstanding Equity Awards which carry a right to exercise that you hold as of the date of your [Covered Termination]3 [cessation of Continuous Service (as defined in the Equity Plan which may, for the avoidance of doubt, occur after your Covered Termination if, for example, you continue to provide services as a member of the board of directors of the Company (or its successor, if applicable)]4, to the extent vested as of such date (including any vesting acceleration as a result of such Covered Termination or Change in Control) will expire on the earlier of (A) the original term of such outstanding Equity Awards as set forth in the applicable award agreement or the equity incentive plan, subject to earlier termination in the event of a Change in Control as set forth in the terms of the applicable equity incentive plan and definitive agreement for such Change in Control transaction, and (B) [twelve (12) months following your Covered Termination]5 [twenty-four (24) months following your cessation of Continuous Service (as defined in the Equity Plan)]6.

Section 3.	Non-Change in Control Severance Benefits.

If you are terminated in a Covered Termination that occurs at a time that is not during the Change in Control Period, you will receive the severance benefits set forth in this Section 3. All severance benefits described herein are subject to standard deductions and withholdings.

(a)            Base Salary Payment. You shall receive a cash payment in an amount equal to [______] months7 (the “Severance Period”) of payment of your Base Salary. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second regular payroll date following the effective date of the Release, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

(b)            Bonus Payment. You will be entitled to a cash payment in an amount equal to the annual target cash bonus established for you pursuant to the annual performance bonus or annual variable compensation plan established by the Committee (or any authorized committee or designee thereof) for the year in which your Covered Termination occurs, calculated as if you had provided services to the Company for the entire applicable year and ignoring any reduction in your Base Salary that would give rise to your right to resignation for Good Reason. Such bonus payment shall be paid in a lump sum cash payment no later than the second regular payroll date following the effective date of the Release, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

3 Insert for all participants other than CEO.

4 Insert for CEO.

5 Insert for all participants other than CEO.

6 Insert for CEO.

7 18 months for CEO; 12 months for other participants.

3.

(c)            Payment of Continued Group Health Plan Benefits. You will receive the COBRA benefits on the conditions and at the times described in Section 2(c) above, but the time period used for purposes of calculating such benefits shall be the Severance Period (rather than the CIC Severance Period).

(d)            Extension of Post-Termination Exercise Period. All outstanding Equity Awards which carry a right to exercise that you hold as of the date of your [Covered Termination]8 [cessation of Continuous Service (as defined in the Equity Plan which may, for the avoidance of doubt, occur after your Covered Termination if, for example, you continue to provide services as a member of the board of directors of the Company (or its successor, if applicable)]9, to the extent vested as of such date (including any vesting acceleration as a result of such Covered Termination) will expire on the earlier of (A) the original term of such outstanding Equity Awards as set forth in the applicable award agreement or the equity incentive plan, subject to earlier termination in the event of a Change in Control as set forth in the terms of the applicable equity incentive plan and definitive agreement for such Change in Control transaction, and (B)  [twelve (12) months following your Covered Termination]10 [twenty-four (24) months following your cessation of Continuous Service (as defined in the Equity Plan)]11.

(e)            Equity Acceleration. The vesting and exercisability of each Time-Vesting Equity Award shall be accelerated [in full and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any Time-Vesting Equity Award granted to you shall lapse in full]12[and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any Time-Vesting Equity Award granted to you shall lapse with respect to the number of shares of common stock that were scheduled to vest pursuant to the vesting schedule of such Time-Vesting Equity Award over the twelve (12)-month period immediately following your Separation from Service, notwithstanding your Separation from Service]13. If you hold any outstanding unvested Performance Equity Award, the treatment of such awards shall be governed by the terms of the individual grant notice and award agreements evidencing such awards. Notwithstanding anything to the contrary set forth herein, all of your Equity Awards shall remain subject to the terms of the Equity Plan (or other applicable Company plan) under which such Equity Award was granted.

For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2 and this Section 3. If you are eligible for severance benefits under both Section 2 and this Section 3, you shall receive the benefits set forth in Section 2 and such benefits shall be reduced by any benefits previously provided to you under Section 3.

8 Insert for all participants other than CEO.

9 Insert for CEO.

10 Insert for all participants other than CEO.

11 Insert for CEO.

12 Insert for CEO.

13 Insert for all participants other than CEO.

4.

Section 4.              Death or Disability Termination Severance Benefits.

If you experience a Death or Disability Termination, you will receive the severance benefits set forth in this Section 4. All severance benefits described herein are subject to standard deductions and withholdings.

(a)            Equity Acceleration. The vesting and exercisability of each Time-Vesting Equity Award shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any Time-Vesting Equity Award granted to you shall lapse in full. Notwithstanding anything to the contrary set forth herein, all of your Time-Vesting Equity Awards shall remain subject to the terms of the Equity Plan (or other applicable Company plan).

(b)            Extension of Post-Termination Exercise Period. All outstanding Equity Awards which carry a right to exercise that you hold as of the date of your Death or Disability Termination, to the extent vested as of your Death or Disability Termination (including any vesting acceleration as a result of such Death or Disability Termination) will expire on the earlier of (A) the original term of such outstanding Equity Awards as set forth in the applicable award agreement or the equity incentive plan, subject to earlier termination in the event of a Change in Control as set forth in the terms of the applicable equity incentive plan and definitive agreement for such Change in Control transaction, and (B) twenty-four (24) months following your Death or Disability Termination.

For the avoidance of doubt, if you are entitled to benefits under this Section 4 you will not be eligible for benefits under Section 2 or Section 3.

Section 5.              Change in Control Acceleration Upon Acquiror’s Failure to Assume, Continue or Substitute. If, in connection with a Change in Control, any outstanding unvested Equity Award that you hold shall terminate and will not be assumed or continued by the successor or acquiror entity in such Change in Control or substituted for a similar award of the successor or acquiror entity (a “Terminating Award”), then, you will become vested, with respect to any then unvested portion of such Terminating Award, effective immediately prior to, but subject to the consummation of such Change in Control. With respect to any such outstanding Terminating Award that vests based on performance goals over a performance period that has not ended as of the Change in Control, such award shall be governed by the terms of the individual grant notice and award agreements evidencing such awards. For the avoidance of doubt, the benefits under this Section 5 are contingent on a Change in Control and do not require your Covered Termination or other termination of service. In addition, you may be eligible for benefits under this Section 5 in addition to benefits under Section 2 or Section 4 and in such case, you shall receive benefits under both sections, without duplication.

5.

Section 6.              Acknowledgements.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)            The benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan, which is incorporated into and becomes part of this Agreement, including but not limited to certain reductions and termination under Section 2 and Section 3 of the Plan.

(b)            Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2, Section 3 or Section 4 above is expressly contingent upon your compliance with the terms and conditions of the Release and the terms and conditions of any proprietary information, inventions assignment, non-competition and non-solicitation agreement and/or other similar agreement with the Company, as may be amended from time to time (the “Proprietary Agreement”). Severance benefits under this Agreement shall immediately cease in the event of your violation of the provisions of the Release or the Proprietary Agreement.

(c)            This Agreement and the Plan supersede and replace any Participation Agreement previously provided to you under the Plan, the Company’s Officer Severance Benefit Plan effective August 4, 2015, and any other change in control or severance plan or benefits on the terms described in Section 2 of the Plan; by executing this Agreement, you expressly consent to the provisions of this Section 6(c).

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to _____________________ no later than _________, ____.

Eagle Pharmaceuticals, Inc.

By:

Eligible Employee

[Insert Name]

Date:

6.